Exhibit 10.8

Amended and Restated Spousal Consent Letter

The undersigned, Qianyun Li, a citizen of the People’s Republic of China (the “PRC”) with Identification Card No. of 330724198808050046, is the lawful spouse of Mr. Min He, a citizen of the PRC with Identification Card No. of 330724198604175410. I hereby unconditionally and irrevocably agree to the execution of the following documents executed by Mr. Min He (including any modification, amendment and restatement thereto, collectively the “Transaction Documents”), and the disposal of the equity interests of United Time Technology Company Limited (“UTime Technology”) held by Mr. Min He and registered in his name according to the Transaction Documents:

(1) The Second Amended and Restated Equity Pledge Agreement entered into among Shenzhen UTime Technology Consulting Co., Ltd. (hereinafter referred to as the “WFOE”) , UTime Technology, Mr. Minfei Bao and Mr. Min He on September 4, 2019;

(2) The Second Amended and Restated Exclusive Call Option Agreement entered into among the WFOE, UTime Technology, Mr. Minfei Bao and Mr. Min He on September 4, 2019;

(3) The Second Amended and Restated Business Operation Agreement entered into among the WFOE, UTime Technology, Mr. Minfei Bao and Mr.Min He on September 4, 2019;

(4) The Amended and Restated Power of Attorney executed by Mr. Min He on September 4, 2019.

I hereby agree and confirm that the equities of UTime Technology held by Mr. Min He do not belong to the joint property of Mr. Min He and me.

I hereby undertake not to make any assertions in connection with the equity interests of UTime Technology which are held by Mr. Min He. I guarantee that no action may be taken for purposes conflicting with the above arrangements, including claiming that the equities constitute the property or joint property of Mr. Min He and me, and based on such claims, claiming to participate in the daily operation and management of UTime Technology or in any way affecting my spouse’s decisions on these equities. I hereby further confirm that Mr. Min He can perform the Transaction Documents and further amend or terminate the Transaction Documents without the authorization or consent from me.

I hereby undertake to execute all necessary documents and take all necessary actions to ensure appropriate performance of the Transaction Documents (as may be amended from time to time).

I hereby agree and undertake that if I obtain any equity interests of UTime Technology which are held by Mr. Min He for any reasons, I shall be bound by the Transaction Documents (as may be amended from time to time) and comply with the obligations thereunder as a shareholder of UTime Technology. For this purpose, upon the WFOE’s request, I shall sign a series of written documents in substantially the same format and content as the Transaction Documents.

I hereby confirm, the Spousal Consent Letter is irrevocable and effective as of the date hereof. The Spousal Consent Letter supersedes any other spousal consent letter previously signed by the undersigned.

I further confirm, undertake and guarantee that, my spouse, Mr. Min He, has the right in any case to dispose the equities held by him and the corresponding assets in UTime Technology, and I promise not to take any action that may affect or prevent my spouse from performing his obligations under transactions.

Signature:	/s/ Qianyun Li

Name:	Qianyun Li
Date:	September 4, 2019